SHARE EXCHANGE AGREEMENT

FOR THE EXCHANGE OF

COMMON STOCK

AND WARRANTS

TO PURCHASE COMMON STOCK

OF

BUYONATE, INC.

FOR SECURITIES OF

CHINA ELECTRONIC HOLDINGS, INC.

DATED AS OF JULY 9, 2010

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT, dated as of July 9, 2010 (the “Agreement”) by and among BUYONATE, INC., a Nevada corporation (“Buyonate”), CHINA ELECTRONIC HOLDINGS,  INC, a Delaware corporation (“CEH”), and the stockholders and warrantholders of CEH whose names are set forth on Exhibit A attached hereto (the “CEH Stockholders”).

WHEREAS, the CEH Stockholders own (a) 100% of the issued and outstanding shares of Common Stock, par value $.00001 per share, of CEH (the "CEH Common Shares"), (b) 100% of the issued and outstanding shares of Series A Convertible Preferred Stock, of CEH (the “CEH Series A Shares” and collectively with the CEH Common Shares, the “CEH Shares”), Series A Warrants to purchase an aggregate of 1,000,000 CEH Common Shares at an exercise price of $1.00 per share Series (“$1.00 Warrants”), Series A Warrants to purchase an aggregate of 314,285 CEH Common Shares at an exercise price of $2.19 per share (the “Series A Warrants”) and Series B Warrants to purchase an aggregate of 314,285 CEH Common Shares at an exercise price of $2.63 per share (the “Series B Warrants” and collectively with the Series A Warrants and the $1.00, the “CEH Warrants”)); and

WHEREAS, subject to the terms and conditions of this Agreement, the CEH Stockholders believe it is in their best interests to exchange (a) all of the CEH Common Shares for an aggregate of 13,322,152 shares of Common Stock, par value $.0001 per share of Buyonate (“Buyonate Shares”), constituting one (1) Buyonate Share for each one CEH Common Share exchanged, (b) all of the CEH Series A Shares for an aggregate of 343,750 Buyonate Shares, constituting one (1) Buyonate Share for each one CEH Series A Share exchanged, (c) all of the Series A Warrants for Series A Warrants to purchase an aggregate of 314,285 Buyonate Shares at an exercise price of $2.19 per share (the “Buyonate Series A Warrants”), (d) all of the Series B Warrants for Series B Warrants to purchase an aggregate of 314,285 Buyonate Shares at an exercise price of $2.63 per share (the “Buyonate Series B Warrants”) and (e) all of the $1.00 Warrants for Warrants to purchase an aggregate of 1,000,000 Buyonate Shares at an exercise price of $.25 per share (the “Buyonate $.25 Warrants” and collectively with the Buyonate Series A Warrants and the Buyonate Series B Warrants, the “Buyonate Warrants”);

WHEREAS, Buyonate believes it is in its best interests to acquire the CEH Shares in exchange for Buyonate Shares and the CEH Warrants in exchange for the Buyonate Warrants.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

EXCHANGE OF SHARES

Section 1.1      Agreement to Exchange Buyonate Shares for CEH Shares.  On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, the CEH Stockholders shall sell, assign, transfer, convey and deliver to Buyonate (a) the CEH Common Shares (representing 13,322,152 Shares and 100% of the issued and outstanding shares of common stock of CEH), (b) the CEH Series A Shares (representing 343,750 CEH Series A Shares and 100% of the issued and outstanding shares of preferred stock of CEH), (c) Series A Warrants to purchase an aggregate of 314,285 CEH Common Shares, (d) $.25 Warrants to purchase an aggregate of 1,000,000 CEH Common Shares and (e) Series B Warrants to purchase an aggregate of 314,285 CEH Common Shares, and Buyonate shall accept such securities from the CEH Stockholders in exchange for the issuance to the CEH Stockholders of the number of Buyonate Shares and Buyonate Warrants set forth opposite the names of the CEH Stockholders on Exhibit A hereto.

Section 1.2      Capitalization.  On the Closing Date, immediately before the exchange to be consummated pursuant to this Agreement, Buyonate shall have authorized (a) 100,000,000   shares of Common Stock, $.0001 par value per share, of which 810,000 shares shall be issued and outstanding, all of which are duly authorized, validly issued and fully paid; and (b) 50,000,000 shares of Preferred Stock, $.0001 par value, of which no shares are issued or outstanding.

Section 1.3      Closing.  The closing of the exchange to be made pursuant to this Agreement (the "Closing") shall take place at 10:00 a.m. E.D.T. on the business day after which each of the parties hereto has executed this Agreement, or at such other time and date as the parties hereto shall agree in writing (the "Closing Date"), at the offices of Guzov Ofsink, LLC, 600 Madison Avenue, 14th Floor, New York, New York 10022. Within ten (10) business days after the Closing, the CEH Stockholders shall deliver to Buyonate the stock certificates representing the CEH Shares, duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank or, for shares in book entry form, shall deliver such shares to a brokerage account designated by Buyonate.  In full consideration for the CEH Shares, Buyonate shall issue and exchange with the CEH Stockholders 13,665,902 Buyonate Shares representing  one (1) Buyonate Share for each one CEH Common Share exchanged and one (1) Buyonate Share for each one CEH Series A Share exchanged.  In full consideration for the Series A Warrants, Buyonate shall issue and exchange with the CEH Stockholders Buyonate Series A warrants to purchase an aggregate of 314,285 Buyonate Shares. In full consideration for the $1.00 Warrants, Buyonate shall issue and exchange with the CEH Stockholders Buyonate $.25 Warrants to purchase an aggregate of 1,000,000 Buyonate Shares.  In full consideration for the Series B Warrants, Buyonate shall issue and exchange with the CEH Stockholders Buyonate Series B Warrants to purchase an aggregate of 314,285 Buyonate Shares. The capitalization of Buyonate after the foregoing share and warrant exchanges will be as set forth on Schedule 1 annexed hereto.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF BUYONATE

Buyonate hereby represents, warrants and agrees as follows:

Section 2.1      Corporate Organization

a.       Buyonate is a corporation duly organized, validly existing and in good standing under the laws of Nevada, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business in good standing in each jurisdiction in which the nature of the business conducted by Buyonate or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of Buyonate (a "Buyonate Material Adverse Effect");

b.       Copies of the Articles of Incorporation and By-laws of Buyonate, with all amendments thereto to the date hereof, have been furnished to CEH and the CEH Stockholders, and such copies are accurate and complete as of the date hereof.  The minute books of Buyonate are current as required by law, contain the minutes of all meetings of the Board of Directors and shareholders of Buyonate from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the Board of Directors and shareholders of Buyonate.

Section 2.2 Capitalization of Buyonate.  The authorized capital stock of Buyonate consists of (a) 100,000,000 shares of Common Stock, $.0001 par value per share, of which as of the date of this Agreement 810,000 shares are issued and outstanding, all of which are duly authorized, validly issued and fully paid; and (b) 50,000,000 shares of Preferred Stock, $.0001 par value, of which no shares are issued or outstanding. The parties agree that they have been informed of the issuances of these Buyonate Shares, and that all such issuances of Buyonate Shares pursuant to this Agreement will be in accordance with the provisions of this Agreement.  All of the Buyonate Shares to be issued pursuant to this Agreement have been duly authorized and will be validly issued, fully paid and non-assessable and no personal liability will attach to the ownership thereof.  As of the Closing Date, except for the Buyonate Series A Warrants and the Buyonate Series B Warrants to be issued on the Closing Date, there will be, no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of capital stock or any un-issued or treasury shares of capital stock of Buyonate.

Section 2.3      Subsidiaries and Equity Investments.  Buyonate has no subsidiaries or equity interest in any corporation, partnership or joint venture.

Section 2.4      Authorization and Validity of Agreements.  Buyonate has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Buyonate and the consummation by Buyonate of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Buyonate, and no other corporate proceedings on the part of Buyonate are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 2.5     No Conflict or Violation.  The execution, delivery and performance of this Agreement by Buyonate  does not and will not violate or conflict with any provision of its Articles of Incorporation or By-laws, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, or give to any other entity any right of termination, amendment, acceleration or cancellation of, any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Buyonate is a party or by which it is bound or to which any of their respective  properties or assets is subject, nor will it result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of Buyonate, nor will it result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which Buyonate is bound.

Section 2.6      Consents and Approvals.  No consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, is required in connection with the execution and delivery of this Agreement by Buyonate or the performance by Buyonate of its obligations hereunder.

Section 2.7      Absence of Certain Changes or Events.  Since its inception:

a.        Buyonate has operated in the ordinary course of business consistent with past practice and there has not been any material adverse change in the assets, properties, business, operations, prospects, net income or condition, financial or otherwise of Buyonate.  As of the date of this Agreement, Buyonate  does not know or have  reason to know of any event, condition, circumstance or prospective development which threatens or may threaten to have a material adverse effect on the assets, properties, operations, prospects, net income or financial condition of Buyonate;

b.        there has not been any declaration, setting aside or payment of dividends or distributions with respect to shares of capital stock of Buyonate or any redemption, purchase or other acquisition of any capital stock of Buyonate or any other of Buyonate’s securities; and

c.        there has not been an increase in the compensation payable or to become payable to any director or officer of Buyonate.

Section 2.8      Disclosure.  This Agreement and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of Buyonate in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 2.9      Survival.  Each of the representations and warranties set forth in this Article II shall be deemed represented and made by Buyonate at the Closing as if made at such time and shall survive the Closing for a period terminating on the second anniversary of the date of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CEH AND THE CEH STOCKHOLDERS

CEH  and each of the CEH Stockholders, severally, represent, warrant and agree as follows:

Section 3.1       Corporate Organization.

a.        CEH is duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business in good standing in each jurisdiction in where the nature of the business conducted by CEH or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of CEH (a "CEH Material Adverse Effect").

b.        Copies of the Certificate of Incorporation and By-laws of CEH, with all amendments thereto to the date hereof, have been furnished to Buyonate, and such copies are accurate and complete as of the date hereof.  The minute books of CEH are current as required by law, contain the minutes of all meetings of the Board of Directors and stockholders of CEH, and committees of the Board of Directors of CEH from the date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the Board of Directors, shareholders and committees of the Board of Directors of CEH.

Section 3.2      Capitalization of CEH; Title to the CEH Shares.  On the Closing Date, immediately before the transactions to be consummated pursuant to this Agreement, CEH shall have authorized 50,000,000 shares of Common Stock, par value $.00001 per share, of which 13,322,152 shares will be issued and outstanding and 500,000 shares of Preferred Stock, par value $.00001 per share of which 343,750 shares have been designated as Series A Convertible Preferred Stock and of which 343,750 shares of Series A Convertible Preferred Stock are issued and outstanding. Except for the Series A Warrants, the $1.00 Warrants and the Series B Warrants, there are no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of capital stock or any un-issued or treasury shares of capital stock of CEH.

Section 3.3      Subsidiaries and Equity Investments; Assets.  Except as set forth on Schedule 3.3 attached hereto, as of the date hereof and on the Closing Date, CEH does not and will not directly or indirectly, own any shares of capital stock or any other equity interest in any entity or any right to acquire any shares or other equity interest in any entity and CEH does not and will not have any assets or liabilities.

Section 3.4      Authorization and Validity of Agreements.  CEH has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by CEH and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of CEH are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  No CEH stockholder approvals are required to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each CEH Stockholder which is not a natural person (“Entity Shareholder”) and the consummation of the transactions contemplated hereby by each Entity Shareholder have been duly authorized by all necessary action by the Entity Shareholder and no other proceedings on the part of CEH or any CEH Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 3.5      No Conflict or Violation.  The execution, delivery and performance of this Agreement by CEH or any CEH Stockholder does not and will not violate or conflict with any provision of the constituent documents of CEH, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate, result in a breach of or constitute (with due notice or lapse of time or both) a default under or give to any other entity any right of termination, amendment, acceleration or cancellation of any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which CEH or any CEH Stockholder is a party or by which it is bound or to which any of its respective properties or assets is subject, nor result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of CEH or any CEH Stockholder, nor result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which CEH  or any CEH Stockholder is bound.

Section 3.6       Investment Representations.

a.        The Buyonate Shares and Buyonate Warrants will be acquired hereunder solely for the account of the CEH Stockholders, for investment, and not with a view to the resale or distribution thereof. Each CEH Stockholder understands and is able to bear any economic risks associated with such CEH Stockholder’s investment in the Buyonate Shares and Buyonate Warrants. Each CEH Stockholder has had full access to all the information such CEH Stockholder considers necessary or appropriate to make an informed investment decision with respect to the Buyonate Shares and Buyonate Warrants to be acquired under this Agreement.  Each CEH Stockholder further has had an opportunity to ask questions and receive answers from Buyonate’s management regarding Buyonate and to obtain additional information (to the extent Buyonate’s management possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to such CEH Stockholder or to which such CEH Stockholder had access.

b.        To the best knowledge of each of the CEH Stockholders, this Agreement and the transactions contemplated herein are not part of a plan or scheme to evade the registration provisions of the Securities Act, and the Buyonate Shares and Buyonate Warrants are being acquired by the CEH Stockholders for investment purposes.

Section 3.7     Brokers’ Fees. No CEH Stockholder has any liability to pay any fees or commissions or other consideration to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

Section 3.8      Disclosure.  This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of CEH or the CEH Stockholders in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 3.9      Survival.  Each of the representations and warranties set forth in this Article III shall be deemed represented and made by CEH  and the CEH Stockholders at the Closing as if made at such time and shall survive the Closing for a period terminating on the second anniversary of the date of this Agreement.

ARTICLE IV

COVENANTS

Section 4.1       Certain Changes and Conduct of Business.

a.        From and after the date of this Agreement and until the Closing Date, Buyonate shall conduct its business solely in the ordinary course consistent with past practices and, in a manner consistent with all representations, warranties or covenants of Buyonate, and without the prior written consent of CEH will not, except as required or permitted pursuant to the terms hereof:

i.	make any material change in the conduct of its businesses and/or operations or enter into any transaction other than in the ordinary course of business consistent with past practices;

ii.
make any change in its Articles of Incorporation or By-laws; issue any additional shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities or issue any security convertible into or exchangeable for its capital stock or alter in any material term of any of its outstanding securities or make any change in its outstanding shares of capital stock or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

iii.	A.
incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof, except pursuant to transactions in the ordinary course of business consistent with past practices; or

B.	issue any securities convertible or exchangeable for debt or equity securities of Buyonate;

iv.
make any sale, assignment, transfer, abandonment or other conveyance of any of its assets or any part thereof, except pursuant to transactions in the ordinary course of business consistent with past practice;

v.
subject any of its assets, or any part thereof, to any lien or suffer such to be imposed other than such liens as may arise in the ordinary course of business consistent with past practices by operation of law which will not have an Buyonate Material Adverse Effect;

vi.	acquire any assets, raw materials or properties, or enter into any other transaction, other than in the ordinary course of business consistent with past practices;

vii.
enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions or consistent with past practices;

viii.	make or commit to make any material capital expenditures;

ix.	pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its affiliates;

x.	guarantee any indebtedness for borrowed money or any other obligation of any other person;

xi.	fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date hereof;

xii.	take any other action that would cause any of the representations and warranties made by it in this Agreement not to remain true and correct in all material aspect;

xiii.	make any material loan, advance or capital contribution to or investment in any person;

xiv.	make any material change in any method of accounting or accounting principle, method, estimate or practice;

xv.	settle, release or forgive any claim or litigation or waive any right;

xvi.	commit itself to do any of the foregoing.

b.        From and after the date of this Agreement, CEH will:

1.	continue to maintain, in all material respects, its properties in accordance with present practices in a condition suitable for its current use;

2.
file, when due or required, federal, state, foreign and other tax returns and other reports required to be filed and pay when due all taxes, assessments, fees and other charges lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

3.	continue to conduct its business in the ordinary course consistent with past practices;

4.	keep its books of account, records and files in the ordinary course and in accordance with existing practices; and

5.	continue to maintain existing business relationships with suppliers.

Section 4.2      Access to Properties and Records.  CEH  shall afford Buyonate’s accountants, counsel and authorized representatives, and Buyonate shall afford to CEH's accountants, counsel and authorized representatives full access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement) to all of such parties’ properties, books, contracts, commitments and records and, during such period, shall furnish promptly to the requesting party all other information concerning the other party's business, properties and personnel as the requesting party may reasonably request, provided that no investigation or receipt of information pursuant to this Section 4.2 shall affect any representation or warranty of or the conditions to the obligations of any party.

Section 4.3      Negotiations.  From and after the date hereof until the earlier of the Closing or the termination of this Agreement, no party to this Agreement nor its officers or directors (subject to such director's fiduciary duties) nor anyone acting on behalf of any party or other persons shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any person, firm, or other entity or group concerning any merger, sale of substantial assets, purchase or sale of shares of capital stock or similar transaction involving any party.  A party shall promptly communicate to any other party any inquiries or communications concerning any such transaction which they may receive or of which they may become aware of.

Section 4.4      Consents and Approvals.  The parties shall:

a.        use their reasonable commercial efforts to obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, domestic and foreign, and of all other persons, firms or corporations required in connection with the execution, delivery and performance by them of this Agreement; and

b.       diligently assist and cooperate with each party in preparing and filing all documents required to be submitted by a party to any governmental or regulatory authority, domestic or foreign, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained connection in with such transactions.

Section 4.5      Public Announcement.  Unless otherwise required by applicable law, the parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

Section 4.6      Stock Issuance.  From and after the date of this Agreement until the Closing Date, neither Buyonate nor CEH shall issue any additional shares of its capital stock.

Section 4.7      Notwithstanding anything to the contrary contained herein, it is herewith understood and agreed that both CEH and Buyonate may enter into and conclude agreements and/or financing transactions as same relate to and/or are contemplated by any separate written agreements either: (a) annexed hereto as exhibits; or (b) entered into by Buyonate with CEH  executed by both parties subsequent to the date hereof.  These Agreements shall become, immediately upon execution, part of this Agreement and subject to all warranties, representations and conditions contained herein.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF CEH AND CEH STOCKHOLDERS

The obligations of CEH and the CEH Stockholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by both CEH and the CEH Stockholders in their sole discretion:

Section 5.1      Representations and Warranties of Buyonate. All representations and warranties made by Buyonate in this Agreement shall be true and correct on and as of the Closing Date as if again made by Buyonate as of such date.

Section 5.2      Agreements and Covenants.  Buyonate shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 5.3      Consents and Approvals.  Consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 5.4      No Violation of Orders.  No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of Buyonate shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 5.5     Other Closing Documents.  CEH shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of Buyonate or in furtherance of the transactions contemplated by this Agreement as CEH or its counsel may reasonably request.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF BUYONATE

The obligations of Buyonate to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Buyonate  in its sole discretion:

Section 6.1      Representations and Warranties of CEH.  All representations and warranties made by CEH in this Agreement shall be true and correct on and as of the Closing Date as if again made by CEH on and as of such date.

Section 6.2     Agreements and Covenants.  CEH  shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 6.3      Consents and Approvals.  All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 6.4      No Violation of Orders.  No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of Buyonate, taken as a whole, shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.5.     Other Closing Documents.  Buyonate shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of CEH  or in furtherance of the transactions contemplated by this Agreement as Buyonate or its counsel may reasonably request.

ARTICLE VII

TERMINATION AND ABANDONMENT

SECTION 7.1              Methods of Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing:

a.        By the mutual written consent of CEH Stockholders, CEH and Buyonate;

b.        By Buyonate, upon a material breach of any representation, warranty, covenant or agreement on the part of CEH  or the CEH Stockholders set  forth in this Agreement, or if any representation or warranty of CEH or the CEH Stockholders shall become untrue, in either case such that any of the conditions set forth in Article VI hereof would not be satisfied (a "CEH  Breach"), and such breach shall, if capable of cure, has not been cured within ten (10) days after receipt by the party in breach of a notice from the non-breaching party setting forth in detail the nature of such breach;

c.        By CEH or any CEH Stockholder, upon a material breach of any representation, warranty, covenant or agreement on the part of Buyonate set forth in this Agreement, or, if any representation or warranty of Buyonate shall become untrue, in either case such that any of the conditions set forth in Article V hereof would not be satisfied (a "Buyonate Breach"), and such breach shall, if capable of cure, not have been cured within ten (10) days after receipt by the party in breach of a written notice from the non-breaching party setting forth in detail the nature of such breach;

d.        By any party, if the Closing shall not have consummated before ninety (90) days after the date hereof; provided, however, that this Agreement may be extended by written notice of either CEH  or Buyonate, if the Closing shall not have been consummated as a result of Buyonate or CEH having failed to receive all required regulatory approvals or consents with respect to this transaction or as the result of the entering of an order as described in this Agreement; and further provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before this date.

e.        By any party if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use its best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement.

Section 7.2      Procedure Upon Termination.  In the event of termination and abandonment of this Agreement by any party pursuant to Section 7.1, written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action.  If this Agreement is terminated as provided herein, no party to this Agreement shall have any liability or further obligation to any other party to this Agreement; provided, however, that no termination of this Agreement pursuant to this Article VII shall relieve any party of liability for a breach of any provision of this Agreement occurring before such termination.

ARTICLE VIII

POST-CLOSING AGREEMENTS

Section 8.1     Consistency in Reporting.  Each party hereto agrees that if the characterization of any transaction contemplated in this agreement or any ancillary or collateral transaction is challenged, each party hereto will testify, affirm and ratify that the characterization contemplated in such agreement was the characterization intended by the party; provided, however, that nothing herein shall be construed as giving rise to any obligation if the reporting position is determined to be incorrect by final decision of a court of competent jurisdiction.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1      Survival of Provisions.  The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement, subject to Sections 2.9 and 3.9. In the event of a breach of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement or otherwise, whether at law or in equity, regardless of any disclosure to, or investigation made by or on behalf of such party on or before the Closing Date.

Section 9.2      Publicity.  No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law.  If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

Section 9.3      Successors and Assigns.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 9.4      Fees and Expenses.  Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 9.5      Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

If to CEH or  the CEH Stockholders, to:

China Electronic Holdings, Inc.
87 Dennis Street
Garden City, NY 11040
Attn: Ms. Sherry Li, President
Fax: (516) 385-4873

with a copy to:

Guzov Ofsink, LLC
600 Madison Avenue, 14th Floor
New York, New York 10022
Attn: Darren Ofsink, Esq.
Fax: 212-688-7273

If to Buyonate, to:

Buyonate, Inc.
#803-5348 Vegas Drive
Las Vegas, NV 89108
Attn: Ryan Cravey, CEO

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 9.5 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 9.5.

Section 9.6     Entire Agreement.  This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement.  No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 9.7      Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 9.8      Titles and Headings.  The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 9.9      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 9.10    Convenience of Forum; Consent to Jurisdiction.  The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of New York located in County of New York, and/or the United States District Court for the Southern District of New York, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 9.5.

Section 9.11    Enforcement of the Agreement.  The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12    Governing Law.  This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York without giving effect to the choice of law provisions thereof.

Section 9.13    Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto..  No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CHINA ELECTRONIC HOLDINGS, INC.

By:
Name:
Title:

BUYONATE, INC.

By:
Name:
Title:

EXHIBIT A

PROFESSIONAL CAPITAL PARTNERS, LTD.

By:
Name:
Title:

Number of CEH Series A Shares Being Exchanged: 343,750

Number of Buyonate Shares to be Received: 343,750

Number of $1.00 Warrants Being Exchanged: 1,000,000

Number of Buyonate $.25 Warrants to be Received: 1,000,000

Name: Sherry Li

Number of CEH Common Shares Being Exchanged*:  11,556,288

Number of Buyonate Shares to be Received*:  11,556,288

* Such shares are subject to a Call Option Agreement with Liu HaiLong

MAXSUN INVESTMENT

By:
Name:
Title:

Number of CEH Common Shares Being Exchanged:  25,000

Number of Buyonate Shares to be Received:  25,000

WAN XUESHENG, INC.

By:
Name:
Title:

Number of CEH Common Shares Being Exchanged:  533,539

Number of Buyonate Shares to be Received:  533,539

JIN HAI FU, INC.

By:
Name:
Title:

Number of CEH Common Shares Being Exchanged:  500,000

Number of Buyonate Shares to be Received:  500,000

CHINA FINANCIAL SERVICES

By:
Name:
Title:

Number of CEH Common Shares Being Exchanged:  393,039

Number of Buyonate Shares to be Received:  393,039

THE BURKE FAMILY TRUST

By:
Name:
Title:

Number of CEH Common Shares Being Exchanged:  28,571

Number of Buyonate Shares to be Received:  28,571

Number of Series A Warrants Being Exchanged:28,571

Number of Buyonate Series A Warrants Being Received:28,571

Number of Series B Warrants Being Exchanged: 28,571

Number of Buyonate Series B Warrants Being Received:28,571

SILVER ROCK II LIMITED

By:
Name:
Title:

Number of CEH Common Shares Being Exchanged:  142,857

Number of Buyonate Shares to be Received: 142,857

Number of Series A Warrants Being Exchanged: 142,857

Number of Buyonate Series A Warrants Being Received: 142,857

Number of Series B Warrants Being Exchanged: 142,857

Number of Buyonate Series B Warrants Being Received: 142,857

THE BOSPHOROUS GROUP, INC.

By:
Name:
Title:

Number of CEH Common Shares Being Exchanged:  28,571

Number of Buyonate Shares to be Received:  28,571

Number of Series A Warrants Being Exchanged: 28,571

Number of Buyonate Series A Warrants Being Received: 28,571

Number of Series B Warrants Being Exchanged: 28,571

Number of Buyonate Series B Warrants Being Received: 28,571

JAYHAWK PRIVATE EQUITY FUND II, L.P.

By:
Name:
Title:

Number of CEH Common Shares Being Exchanged: 114,286

Number of Buyonate Shares to be Received:  114,286

Number of Series A Warrants Being Exchanged: 114,286

Number of Buyonate Series A Warrants Being Received: 114,286

Number of Series B Warrants Being Exchanged: 114,286

Number of Buyonate Series B Warrants Being Received: 114,286

Schedule 1

POST-EXCHANGE CAP TABLE OF BUYONATE, INC.
	Common Stock	Warrants Series E	Warrants Series A	Warrants Series B

Insiders

Liu, HaiLong	11,556,288

Wan Xuesheng, Inc.	533,539

Jin Hai Fu, Inc.	500,000

China Financial Services	393,039

Maxsun Investment	25,000

Bridge Investors II
The Burke Family Trust	28,571	0	28,571	28,571
Silver Rock II Limited	142,857	0	142,857	142,857
The Bosphorous Group, Inc.	28,571	0	28,571	28,571
Jayhawk Private Equity Fund II, L.P.	114,286	0	114,286	114,286

Bridge Investors I
Professional Capital Partners, Ltd.	463,750	1,000,000	0	0

Shell	810,000	0	0	0
Existing Shareholders	810,000	0	0	0
Reserved Shares	16,988

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